Exhibit 99



            Letter of Arthur Andersen Representation

To the Securities and Exchange Commission:

We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

Very truly yours,



/s/ David Fractor
__________________________________
David Fractor
Chief Financial Officer

Woodland Hills, California
March 27, 2002